Exhibit 4.1

ALLEGIANT TRAVEL COMPANY

2014 EMPLOYEE STOCK PURCHASE PLAN

ALLEGIANT TRAVEL COMPANY, a Nevada corporation (“the Company”) does hereby adopt this 2014 Employee
Stock Purchase Plan.

W I T N E S S E T H:

WHEREAS, on April 22, 2014, the Board of Directors of the Company (the “Board”) did approve the adoption of this
2014 Employee Stock Purchase Plan (the “Plan”) on behalf of its eligible employees but subject to approval by the Company’s stockholders on or before April 22, 2015;

NOW, THEREFORE, the Plan shall read as follows:

ARTICLE I - PURPOSE

1.01. Purpose.

The Allegiant Travel Company 2014 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of Allegiant Travel Company and its Subsidiary Corporations with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Code Section 423. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE II - DEFINITIONS

2.01. “Account” shall mean the separate bookkeeping account which shall be established for each Participant to record the payroll deductions made on his behalf to purchase shares of Common Stock under the Plan.

2.02. “Board” shall mean the Board of Directors of the Company.

2.03. “Business Day” shall mean each day on which the principal stock exchange on which the Common Stock of the Company is listed is open.

2.04. “Code” shall mean the Internal Revenue Code of 1986, as now or hereafter amended.

2.05. “Committee” shall mean the individuals described or appointed as set forth in Article XI.

2.06. “Common Stock” shall mean the common stock, $.001 par value per share, of the Company.

2.07. The “Company” shall mean Allegiant Travel Company, a Nevada corporation, and shall be deemed to include any corporation into which such entity shall be merged or consolidated.

2.08. “Employee” means any person who is employed on a full-time or part-time basis by the Company and its
Subsidiary Corporations; provided, however, that the Plan Administrator shall have the power to exclude any group of Employees who may be excluded consistent with the provisions of Code Section 423.

2.09. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.10. “Fair Market Value” means the closing per share selling price for Shares on the Nasdaq Stock Market or other stock exchange on which the Company’s Common Stock is actively traded on the relevant date, or if there were no sales on such date, the closing sales price on the immediately preceding trading date, in either case as reported by The Wall Street
Journal or such other source selected in the discretion of the Plan Administrator (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, Fair Market Value shall be determined by the Plan
Administrator (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.11. The “Holding Period” shall mean the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company’s Board of Directors adopted this Plan, is the later of (a) the two-year period after the Offering
Commencement Date and (b) the one-year period after transfer to a Participant of any Shares under the Plan.

2.12. “Offering” shall mean the offer of shares of Common Stock to Participants during each Offering Period.

2.13. “Offering Commencement Date” shall mean the first date of each Offering Period as set forth in Section 4.01 hereof.

2.14. “Offering Period” shall mean each period from an Offering Commencement Date until the respective Offering
Termination Date as set forth in Section 4.01 hereof; provided that no Offering Period shall exceed twenty-seven (27) months in duration.

2.15. “Option Price” shall mean an amount equal to ninety-five percent (95%) of the Fair Market Value of a Share of
Common Stock on the Offering Termination Date. For any Offering Period that has not yet commenced, the Plan Administrator, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2, may determine that the Option Price will equal a different percentage of Fair Market Value or may determine that the Option Price shall be based on the Fair Market Value of a Share of Common Stock on the Offering Commencement Date. However, in no event shall the Option Price be less than eighty-five percent (85%) of the lower of: the closing price per share of Common Stock on the Nasdaq Stock Market (or other applicable stock exchange) on the applicable Offering Commencement Date; or the closing price per share of Common Stock on the Nasdaq Stock Market (or other applicable stock exchange) on the applicable Offering Termination Date. The percentage and date (that is, the Offering Commencement Date or Offering Termination Date) used to determine the Option Price for each Offering Period shall be announced on or before the beginning of any Offering Period and shall apply for such Offering Period and any subsequent Offering Periods until and unless a change in percentage or date is announced.

2.16. “Offering Termination Date” shall mean the last date of each Offering Period as set forth in Section 4.01 hereof.

2.17. “Participant” shall mean any Employee who becomes eligible to participate in this Plan as set forth in Section
3.01 hereof and who authorizes payroll deductions under this Plan.

2.18. “Plan Administrator” shall mean any individual(s), committee or entity appointed by the Board, with such authority and power as the Board may determine, to administer the terms of the Plan. The Plan Administrator may, in turn, delegate all or a portion of its authority to one or more individuals to perform administrative functions under the Plan.

2.19 “Purchase Date” means the date on which the funds in each Participant’s Account are applied to the purchase of shares of Common Stock as further described in Section 7.05.

2.20. "Share" means a share of Common Stock.

2.21. “Subsidiary Corporation” shall mean any present or future corporation or other entity which (i) would be a
“subsidiary corporation” (as that term is defined in Section 421 et seq. of the Code) of the Company and (ii) is designated as a sponsor of the Plan by the Plan Administrator.

ARTICLE III - ELIGILBILITY AND PARTICIPATION

3.01. Eligibility Requirements.

Any Employee shall be eligible to participate in Offerings under the Plan as of the first day of the Offering Period beginning on or after the date such Employee has completed three (3) months of continuous employment with the Company or such shorter or longer period of time as the Plan Administrator may determine within the rules for Code Section 423.

3.02. Restrictions on Participation.

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee).

3.03. Commencement of Participation

An eligible Employee may become a Participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Plan Administrator on or before the date set therefor by the Plan Administrator, which date shall be on or before the Offering Commencement Date for each Offering. Payroll deductions for a Participant shall commence on or after the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and shall continue until terminated by the Participant or by a withdrawal as provided herein.

ARTICLE IV-OFFERINGS

4.01. Offerings.
The Plan initially will be implemented with semi-annual Offerings of the Company’s Common Stock beginning on the
Offering Commencement Dates and terminating on the Offering Termination Dates indicated below. The initial Offering Period is to begin on November 1, 2014 and end on April 30, 2015 with the next Offering Period to begin on May 1, 2015 and end on
October 31, 2015. Thereafter, the Offering Periods will begin on the first day of each November and May and will end on the last Business Day of each April and October. Each period from an Offering Commencement Date until the respective Offering
Termination Date is referred to as the “Offering Period”. The Plan Administrator shall have the right to change the duration of the Offering Periods and their respective Offering Commencement Dates and Offering Termination Dates so long as any such change does not adversely affect the Plan's qualification as an employee stock purchase plan under Code Section 423.

4.02. Stockholder Approval.

The Plan is subject to the approved by the stockholders of the Company and shall be void if not approved by the stockholders on or before April 22, 2015.

ARTICLE V-PAYROLL DEDUCTIONS

5.01. Amount of Deduction.

At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering at a rate not less than one percent (1%) nor more than twenty-five percent (25%) of his compensation during any Offering Period.

5.02. Participant's Account.

All payroll deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such Account.

5.03. Changes in Payroll Deductions.

A Participant may discontinue his payroll deductions at any time and may withdraw all amounts in his Account as provided in Article VIII. Any other changes to a Participant's payroll deductions can be made during an Offering Period only in accordance with rules established by the Plan Administrator. Once a Participant discontinues payroll deductions or withdraws uninvested cash amounts in his Account, such Participant shall not be allowed to recommence payroll deductions until the beginning of the next Offering Period unless the Plan Administrator otherwise permits.

5.04. Leave of Absence.

If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) not to withdraw the balance in his Account pursuant to Section 7.03 hereof, or (b) to discontinue contributions to the Plan but remain a Participant in the Plan with respect to the amount then in his account.

ARTICLE VI - GRANTING OF OPTION

6.01. Maximum Number of Shares Purchasable.

No option granted by operation of the Plan to any Participant in any Offering shall permit his rights to purchase shares of Common Stock under this Plan or under any other employee stock purchase plan (within the meaning of Code Section 423 of the Company to accrue (within the meaning of Code Section 423(b)(8)) at a rate which exceeds $25,000 in any calendar year or such other limitation as may be applicable under Section 423(b)(8) of the Code.

ARTICLE VII - EXERCISE OF OPTION

7.01. Automatic Exercise.

Unless a Participant gives written notice to the Company as hereinafter provided, his option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Offering
Termination Date applicable to such Offering Period, for the purchase of the maximum number of whole Shares which the accumulated payroll deductions in his Account at that time will purchase at the applicable Option Price.

7.02. Fractional Shares.

Fractional shares may not be issued under the Plan. Any funds in a Participant’s Account not applied to the purchase of
Shares shall remain in the Participant’s Account pending withdrawal or application to the purchase of Shares at the next Offering Termination Date.

7.03. Election Not to Exercise Option.

By written notice to the Committee at any time prior to the Offering Termination Date applicable to any Offering Period, a Participant may elect not to exercise any options granted to him with respect to such Offering Period. Any such election shall be deemed to be a withdrawal of all the accumulated payroll deductions in his Account at such time unless, pursuant to rules established by the Plan Administrator, the Participant elects to have the funds remain in his Account pending withdrawal or application to the purchase of Shares at the next Offering Termination Date.

7.04. Transferability of Option.

During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant and no
Participant in the Plan shall have the right to assign his interest in the Plan.

7.05. Delivery of Stock; Nominee Record Holder.

As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each
Participant, as appropriate, the Shares purchased upon exercise of his option. As an alternative, the Plan Administrator may make arrangements with a brokerage firm to establish a brokerage account for each Participant to which Shares purchased for the Participant upon exercise of an option hereunder shall be credited and held for the Participant. Notwithstanding the foregoing, at the option of the Plan Administrator, the Shares purchased may be issued, whether in the form of stock certificates or in book entry form, in the name of a nominee (the “Nominee”) on behalf of all Participants or on behalf of all Participants to whom fewer than a specified number of Shares are to be issued. If Common Stock is issued to a Nominee on behalf of all or some Participants, then the following shall apply: (i) each such Participant shall have all ownership rights attributable to the ownership of such Common Stock on his behalf, and (ii) the Company and the Nominee shall cause separate book entries to be made in the name of the Participant or shall cause separate stock certificates to be issued in the name of and delivered to such a Participant upon the earliest to occur of his request for the Shares to be issued in his name, his termination of employment with the Company for any reason whatsoever or the termination of the Plan. The Nominee may offer Participants the right to sell all or a portion of the Shares allocated to them. In such event, a Participant may request the Nominee to sell the Shares allocated to such Participant and the Nominee shall remit to the Participant the proceeds of the sale, less the expenses of sale. The Company shall indemnify any such Nominee and hold it harmless from any and all actions, loss, damage or liability suffered by it as a result of serving as the Nominee for the Participants hereunder except to the extent caused by such Nominee's gross negligence or willful misconduct. The Company shall have the right to remove and replace any Nominee. By prior written notice to the Company, the Nominee may resign. Any Nominee removed or resigning shall take such action as may be necessary or desirable to transfer to the successor Nominee selected by the Company all shares of Common Stock then in its name as Nominee.

7.06. Stock to be Issued/Purchased.

The Shares to be issued to Participant’s Accounts upon an Offering Termination Date may, at the Company’s option, be newly issued shares, treasury shares or the Company may direct an agent to purchase on the open market the number of Shares issuable to Participants on each Offering Termination Date. All costs associated with the purchase or issuance of Shares to be purchased by and allocated to Participants’ Accounts on each Offering Termination Date shall be borne by the Company.

7.07. Tax Withholding.

At the time any option is exercised, or at the time some or all of the Shares issued under the Plan are disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s federal, state, local or any other tax liability payable to any authority, including social security or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant. In addition, the Company may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2 (f).

7.08 Reporting of Accounts.

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of Participant contributions, the per share purchase price for all options exercised for the benefit of the Participant, the number of Shares purchased and the remaining cash balance, if any.

ARTICLE VIII - WITHDRAWAL

8.01. In General.

A Participant may withdraw payroll deductions credited to his Account under the Plan at any time by giving written notice to the Plan Administrator. All of the Participant's payroll deductions credited to his Account will be paid to him promptly after receipt of his notice of withdrawal, and such Participant shall not be allowed to reparticipate or authorize further payroll deductions under the Plan until the beginning of the next Offering Period beginning after the date of the withdrawal notice unless the Plan Administrator allows otherwise.

8.02. Termination of Employment.

Upon termination of a Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company), all purchase options for such Participant shall terminate and the payroll deductions credited to his
Account will be returned to him.

8.03. Termination of Employment Due to Death.

Upon termination of the Participant's employment because of his death, his beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Plan Administrator prior to the Offering Termination Date, either: (a) to withdraw all of the payroll deductions credited to the Participant's Account under the Plan, or (b) to exercise the Participant's option for the purchase of Shares on the Offering Termination Date next following the date of the Participant's death for the purchase of the number of whole Shares which the accumulated payroll deductions in the Participant’s Account at the date of the Participant’s death will purchase at the applicable option price, in which event, any excess in such Account will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the Plan Administrator, the beneficiary shall automatically be deemed to have elected, pursuant to clause (b), to exercise the Participant’s option to purchase Shares.

8.04. Leave of Absence.

A Participant on leave of absence shall, subject to the election made by such Participant pursuant to Section 5.04, continue to be a Participant in the Plan with respect to the amounts then in his Account so long as such Participant is on continuous leave of absence.

ARTICLE IX - NO INTEREST

9.01. No Interest.

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

ARTICLE X - STOCK

10.01. Maximum Number of Shares.

The maximum number of Shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.04, shall be 1,000,000 Shares for all Offerings. If the total number of
Shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of Shares available for purchase hereunder, the Plan Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible. For the purposes of clarifying, but not limiting, the authority of the Plan Administrator in the preceding sentence, an equal allocation to each Participant or an allocation based on the relative amounts withheld would each result in a uniform and equitable pro rata allocation.

10.02. Participant's Interest in Option Shares.

The Participant will have no interest in Shares covered by any option granted to him hereunder until such option has been exercised.

10.03. Registration of Stock.

Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Nominee for such Participant as provided in Section 7.05 hereof.

10.04. Conditions Upon Issuance of Shares

Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto will comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

10.05 Additional Restrictions.

The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

ARTICLE XI - ADMINISTRATION

11.01. Appointment of Plan Administrator.

The Board of Directors shall appoint a committee (the “Committee”) to serve as the Plan Administrator to administer the Plan, which may consist of persons who may or may not be members of the Board of Directors.

11.02. Authority of Plan Administrator.

Subject to the express provisions of the Plan, the Plan Administrator shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Plan Administrator’s determination on the foregoing matters shall be conclusive and final and binding on all Participants.

11.03. Rules Governing the Administration of the Plan Administrator.

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. In the absence of action by the Board of Directors, the Committee shall have the ability to fill any vacancies created in its membership. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deemed advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Plan Administrator may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

11.04. Notices.

All notices and other communications from a Participant to the Plan Administrator or Committee under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator or Committee when actually received in the form specified by the Plan Administrator at the location and by the person designated by the Plan Administrator for the receipt of such notices and communications.

ARTICLES XII - MISCELLANEOUS

12.01. Designation of Beneficiary.

A Participant may file a written designation of a beneficiary who is to receive any Shares and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Plan Administrator. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Shares and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents of the Participant as the Plan Administrator may determine. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the Shares or cash credited to the Participant under the Plan.

12.02. Transferability.

Neither payroll deductions credited to a Participant's Account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than (i) by will or the laws of descent and distribution, or (ii) Shares held by the Nominee for the benefit of such Participant as provided in Section 7.05 hereof. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw funds in accordance with the terms of the Plan.

12.03. Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

12.04. Adjustment Upon Changes in Capitalization.

(a)    If the outstanding shares of Common Stock of the Company have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Plan Administrator in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof and the maximum number of shares which may be issued under the Plan as set forth in Section 10.01 shall also be proportionately adjusted.

(b)    Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the then current Offering Period shall (unless the successor to the Company assumes the obligations under this Plan) terminate on the effective date of such transaction and all outstanding options shall be exercised absent a withdrawal or directions from a Participant to the contrary.

12.05. Amendment and Termination.

(a)    The Plan shall terminate as of the earliest of: (i) the date the maximum number of Shares available for purchase hereunder shall have been purchased in accordance with the terms of the Plan, (ii) October 31, 2024, or (iii) the date the Plan is terminated as provided in paragraph (b) below.

(b)    The Board of Directors shall have complete power and authority to terminate or amend the Plan;
provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to Section 12.04); or (ii) alter the option price formula so as to reduce the option price under the plan except to the extent permitted by Article VI hereof. No termination, modification or amendment of the Plan may, without the consent of a Participant then having an option under the Plan to purchase Shares, adversely affect the rights of such Participant under such option.

12.06. Effective Date.

The Plan shall become effective as of the date approved by the Company’s stockholders.

12.07. No Employment Rights.

The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any Shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

12.08. Effect of Plan.

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.09. Governing Law.

The laws of the State of Nevada will govern all matters relating to the Plan except to the extent superseded by the laws of the United States.

12.10. Headings; Gender.

The headings to sections in the Plan have been included for convenience of reference only and shall not affect the interpretation of the Plan. As references herein to the masculine, feminine or neuter gender shall be interpreted to mean any other gender applicable.

12.11 No Strict Construction.

No rule of strict construction shall be implied against the Company, the Board, the Plan Administrator or any other person in the interpretation of any of the terms of the Plan, any award granted under the Plan or any rule or procedure established by the Board or Plan Administrator.

12.12 Captions.

All section headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

12.13 Severability.

Whenever possible, each provision in the Plan and every option at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law or the Code, but if any provision of the Plan or any option at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law or Code Section 423, then such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions of the Plan and every other option at any time granted under the Plan shall remain in full force and effect.

ALLEGIANT TRAVEL COMPANY

By:_________________________

Title:________________________